Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BOSTON OMAHA CORPORATION

* * * * * *

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Boston Omaha Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”).

DOES HEREBY CERTIFY:

1.    The present name of the corporation is Boston Omaha Corporation (hereinafter called the “Corporation”).

2.    The Corporation was originally incorporated by filing its Certificate of Incorporation pursuant to the General Corporation Law on March 16, 2015, and the Corporation filed an Amended and Restated Certificate of Incorporation in the office of the Secretary of the State of Delaware on June 18, 2015, and was further amended by filing that certain Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on October 19, 2015 and that certain Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on March 11, 2016, and filed a Second Amended and Restated Certificate of Incorporation in the office of the Secretary of the State of Delaware on May 25, 2017, and filed a Certificate of Amendment to Second Amended and Restated Certificate of Incorporation in the office of the Secretary of the State of Delaware on May 4, 2018, and filed a Certificate of Amendment to Second Amended and Restated Certificate of Incorporation in the office of the Secretary of the State of Delaware on June 2, 2020 (collectively, the “Certificate of Incorporation”).

3.    The amendment to the Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by (i) unanimous written consent of the Board of Directors of the Corporation, who declared such amendment advisable, and (ii) vote of a majority of the outstanding shares of each of the Class A Common Stock, par value $0.001 per share of the Corporation and the Class B Common Stock, par value $0.001 per share of the Corporation, which represents a majority of the outstanding voting power of all classes and series of capital stock of the Corporation entitled to vote on the matters set forth herein.

4.    That the Certificate of Incorporation be amended by inserting a new Article XIII immediately following Article XII, which shall read in its entirety as follows:

“ARTICLE XIII: MATTERS RELATING TO OFFICERS

To the fullest extent permitted by law, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer; provided, however, that the foregoing shall not eliminate or limit the liability of an officer (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of this ARTICLE XIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation, as amended, inconsistent with this ARTICLE XIII by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of an officer of the Corporation existing at the time of such repeal, modification or adoption of an inconsistent provision.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer this 23rd day of September, 2024.

BOSTON OMAHA CORPORATION By: /s/ Adam K. Peterson Name: Adam K. Peterson Title: Chief Executive Officer